Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Media: Jamie Lacey, 301-398-4035

Investors: Beatrice Pierre, 301-398-4905

http://www.medimmune.com

MEDIMMUNE ANNOUNCES ADDITION OF ROBERT H. HOTZ
TO BOARD OF DIRECTORS

GAITHERSBURG, MD, April 2, 2007 — MedImmune, Inc. (Nasdaq: MEDI) announced today that Robert H. Hotz has been appointed to its board of directors.  He also will be appointed to the board’s investment and compensation committees.

Mr. Hotz joined Houlihan Lokey Howard & Zukin in 2002 and is currently the firm’s co-chairman, co-head of corporate finance, and senior managing director. He is also a member of Houlihan Lokey’s board of directors and the operating committee.  Previously, he was senior vice chairman of UBS and head of corporate finance for the Americas. In 1991, he joined a predecessor firm to UBS (Dillon, Read & Co. Inc.) as co-head of the corporate finance department and as a member of the firm’s operating committee and board of directors. Currently, Mr. Hotz serves on the boards of two other public companies: Universal Health Services, Inc. and PepBoys.  He is a graduate of Rutgers University and received his MBA from Cornell University.

Mr. Hotz replaces Gordon Macklin on MedImmune’s board of directors.  Mr. Macklin died in February 2007.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

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